FORM 8–K  —  CURRENT REPORT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2003

TEKNOWLEDGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14793	94-2760916
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Embarcadero Road, Palo Alto, California 94303

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 424-0500

ITEM 5.  OTHER EVENTS

The following announcement of earnings for the year ended December 31, 2002 was released on April 1, 2003:

Teknowledge Reports Fourth Quarter and Year-End 2002 Results

PALO ALTO, Calif. — March 31, 2003 — Teknowledge Corporation (NASDAQ-SC: TEKC), a leading provider of software and services to transform business data into value, today reported financial results for the fourth quarter and year ended December 31, 2002.

Revenue for the fourth quarter of 2002 was $2,229,333, compared to $3,338,045 in the fourth quarter of 2001. Net loss was ($2,175,838), or ($0.38) per basic and diluted share, compared to net income of $66,986, or $0.02 per diluted share, in the year-ago quarter. Excluding one-time items, the net loss for the fourth quarter of 2002 was ($672,378), or ($0.12) per basic and diluted share.

Several nonrecurring items adversely affected Teknowledge’s fourth quarter results. After reviewing the performance and prospects of its investment in GlobalStake.com, the Company reduced the carrying value of this investment to its estimated fair value of zero. This action resulted in a non-cash charge of $1,206,293, or $0.21 per share. Teknowledge also recorded a charge of $297,167, or $0.05 per share, due to the U.S. government’s reclamation of a one-time manufacturing-related license fee paid to the Company prior to 1996.

Aside from the nonrecurring items listed above, the bulk of the quarterly loss was attributed to unexpected delays in TekPortal® license sales, related to the sluggish economy and war uncertainties. Teknowledge has already received several of these delayed orders in the first quarter of 2003.

Neil Jacobstein, President and CEO, said, “Teknowledge has ended a difficult year well-positioned to improve its financial performance in 2003. In the commercial segment, Teknowledge has added several large TekPortal customers, strengthening its position as the leading supplier of on-premise financial account aggregation software. Although the economic slowdown and war concerns led a number of interested financial institution prospects to suspend their buying decisions last year, we expect them to make decisions early in 2003. We have already seen heightened demand for TekPortal in the first quarter of 2003.”

“In the government segment,” Jacobstein added, “the revenue decline was milder, testifying to the value of our diversified business model. The more stable government-related sales cushioned Teknowledge against severe losses in what was a harsh year for commercial information technology sales. This also indicates that, if necessary, Teknowledge could have a viable business based on its government R&D and technology licenses alone, and that it could continue to weather turbulent economic conditions going forward, just as it has successfully done at various intervals over the past 21 years. However, we believe strongly that the major upside potential in the Company is in our Financial Systems business, and that is why we have continued to invest in TekPortal despite the economic turndown experienced in 2002.”

Jacobstein also pointed to the growth potential of the cyber security and knowledge system R&D conducted by Teknowledge. “The U.S. government is intensely interested in such areas,” he noted, “and the research it sponsors has already produced new technologies with commercial applications. For example, Teknowledge currently has an e-mail virus-blocking program that is behavior-based and does not require virus or worm signatures. This software technology was developed initially under contract to the Defense Advanced Research Projects Agency (DARPA) and has been further improved by Teknowledge in preparation for a commercial licensing program. This kind of R&D, funded initially under government contracts, enables Teknowledge to add to its valuable intellectual property portfolio, which currently includes nine software patents.”

Full-Year 2002 Results

Total revenue for full year 2002 was $11,117,158, compared with revenue of $17,263,958 in 2001, representing a decrease of approximately 36%. Revenue from government research and development was $8,256,636 in 2002, compared with $10,081,291 in 2001. Sales in the Commercial segment, including Financial Systems, patent and technology licensing, and commercial business applications of Security Systems decreased to $2,860,522 from $7,182,667 in 2001. Approximately 24% of revenues in 2002 were generated from Financial Systems, 74% from government, and 2% were from other commercial sales. The comparable percentages in 2001 were 37% from Financial Systems, 58% from government, and 5% from other commercial sales.

For the full year 2002, the Company reported a net loss of ($2,828,709), or ($0.50) per basic and diluted share, on revenue of $11,117,158. This compares to net income of $703,720, or $0.12 per diluted share, on $17,263,958 of revenue in 2001.

Improving Balance Sheet

Highlights from the Company’s balance sheet include an increased cash position, zero long-term debt, and an improved financing arrangement signed in the first quarter of 2003. At December 31, 2002, the Company reported cash and cash equivalents of $1,113,815, up from $904,367 at September 30, 2002.

Effective March 28, 2003, the Company signed a new financing arrangement with a bank to provide credit through March 27, 2004. Under this arrangement, the Company may borrow a maximum of $3,000,000 against 80% of eligible receivables at an initial rate of 1.5% over the Wall Street Journal Prime interest rate. Compared to the prior credit arrangement that covered only 50% of government receivables and 80% of commercial receivables, the new line is expected to increase the Company’s average borrowing capacity significantly. The new credit arrangement provides the bank with warrants for 15,000 shares of unregistered common stock at a strike price of $3.00 per share.

Company On-Track Towards a Return to Sales Growth and Profitability

Jacobstein said, “I believe that we are taking the appropriate steps to position Teknowledge for future growth in commercial and defense-related revenue, and a return to profitability. Although 2002 was a challenging year, primarily due to temporary factors, we are excited about Teknowledge’s future prospects. A number of factors should drive Teknowledge’s growth and accelerate its potential for achieving profitability in coming quarters. The creation of the U.S. Department of Homeland Security has opened a series of potential new R&D opportunities in security systems and data fusion. The positive outlook for Teknowledge’s commercial business in 2003 is based primarily on an expected increase in demand for our TekPortal product. In addition, we expect some of the litigation and licensing opportunities related to defending Teknowledge’s patent portfolio to bear fruit in 2003.”

About Teknowledge

Teknowledge is the leading provider of on-premise financial account aggregation software worldwide, and a prime contractor for R&D in network security, web-based training, distributed systems, and knowledge processing. Founded in 1981, Teknowledge holds an extensive intellectual property portfolio, including nine software patents.

Teknowledge's TekPortal is used as the account aggregation infrastructure at some of the largest online banks in the world, including Wells Fargo in the United States and Bank of Tokyo-Mitsubishi in Japan; the largest bank service provider in the U.S., Fiserv; and the largest Internet-only independent bank in the United States, NetBank.

More information about Teknowledge may be found at www.teknowledge.com,

NOTE: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, expectations for the Company’s first quarter and fiscal 2003 financial results as well as overall demand, market acceptance, and anticipated revenue, profitability, R&D opportunities, and litigation and license opportunities. All forward-looking statements involve risk and uncertainties as outlined in detail in the Company’s reports filed with the Securities and Exchange Commission. Actual results could differ materially from those set forth in the forward-looking statements contained herein.

TEKNOWLEDGE CORPORATION
Consolidated Balance Sheets

(In thousands)

	Dec. 31,	Dec. 31,
	2002	2001

Assets

Cash and cash equivalents	$1,114	$1,571
Receivables and unbilled charges	1,810	3,606
Other assets	159	248
Deferred tax asset, short–term	768	396
Capitalized software, net	4,760	4,009
Equipment and improvements, net	237	387
Deferred tax asset, long–term	–	372
Investment in GlobalStake.com	–	1,206

Total assets	$8,848	$11,795

Liabilities and stockholders’ equity

Accounts payable	$907	$2,171
Accrued payroll & related liabilities	1,154	730
Line of credit	1,317	1,540
Other accrued liabilities	1,448	544
Stockholders’ equity	4,022	6,810

Total liabilities and stockholders’ equity	$8,848	$11,795

TEKNOWLEDGE CORPORATION
Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2002	2001	2002	2001

Revenues	$2,229	$3,338	$11,117	$17,264
Costs and expenses	2,961	3,540	12,487	16,536

Operation income (loss)	(732)	(202)	(1,370)	728
Nonoperating income (expense)	(1,444)	34	(1,459)	(24)

Income (loss) before tax	(2,176)	(168)	(2,829)	704
Provision for income tax	–	(235)	–	–

Net income (loss)	$(2,176)	$67	$(2,829)	$704

Diluted net income (loss) per share	$(0.38)	$0.02	$(0.50)	$0.12

Shares used in computing diluted net imcome (loss) per share	5,714	5,338	5,714	5,932

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teknowledge Corporation
(Registrant)

Date: April 2, 2003	by: /s/ Dennis A. Bugbee
Dennis A. Bugbee, Vice President Finance, Chief Financial Officer